EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Airspan Networks, Inc. (the “Company”) for the registration of up to 835,000 shares of the Company’s common stock, par value $0.0003 per share, and to the incorporation by reference therein of the reference to our firm in “Item 6 . Selected Financial Data” and our report dated February 4, 2004, with respect to the financial statements of the Company, both included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

ERNST & YOUNG LLP

London, England

April 16, 2004